Exhibit 99.1
www.angieslist.com

Angie's List Reports Fourth Quarter and Full Year 2015 Results

•
First profitable year in Company history with net income of $10.2 million for the full year 2015 and $14.2 million for the fourth quarter of 2015; full year growth represents a positive swing of $22.3 million in net income

•	Revenue of $344.1 million for the full year 2015 and $86.3 million for the fourth quarter of 2015

•	Adjusted EBITDA[1] of $28.0 million for the full year 2015 and $19.6 million for the fourth quarter of 2015

•	Growth in total paid memberships, participating service providers and total contract value for the full year and fourth quarter

•	Gross member additions of 1,033,222 for the full year 2015 and 214,447 in the fourth quarter of 2015

INDIANAPOLIS — February 23, 2016 — Angie’s List, Inc. (NASDAQ: ANGI) today announced financial results for the quarter and year ended December 31, 2015. Angie's List achieved the financial guidance provided on the previous quarter's earnings call.

“Angie’s List marked a number of major milestones in 2015. We achieved the first profitable year in our history, with net income of $10 million - a $22 million positive swing from the prior year,” said Scott Durchslag, Angie’s List President and Chief Executive Officer. “Since 1995, the Company has set the bar for delivering excellent outcomes between our members and service providers. We've accumulated more than ten million verified reviews, built a base of more than three million members, created the iconic brand in home services, and today, attract 10-12 million unique visitors per month to our website. However, we can do more to capitalize on this strong foundation.”

"Since I joined Angie's List just six months ago, we've launched change across the Company to strengthen customer loyalty, improve operating efficiency and enhance our product, technology and marketing capabilities. New products, including LeadFeed, Angie's Fair Price Guarantee and Angie's Service Quality Guarantee, as well as the initial rollout of our new Angie's List 4.0 technology platform are just a few examples. We are executing smarter, faster and with more discipline based on data driven decisions than ever before."

“For the full year, we increased the number of participating service providers and grew service provider revenue by 14%. While member revenue declined from a year ago, we grew total members by 8% to 3.3 million."

“In the fourth quarter, we generated $19.6 million in adjusted EBITDA1 as we grew revenue and delivered leverage in key expense line items. We improved member renewal rates, formally baselined our Net Promoter Score and grew the number of unique visitors to our site.”

“While we expect to share details on our Profitable Growth Plan and our priorities for 2016 at our upcoming investor day on March 3, given the progress we are making, I have great confidence in the growth and value creation opportunities that lie ahead."

1 Adjusted EBITDA is a non-GAAP financial measure.

Key Operating Metrics

Three months ended	December 31, 2015	December 31, 2014	Change
Total paid memberships (end of period)	3,297,395	3,041,651	8%
Gross paid memberships added (in period)	214,447	206,671	4%
Marketing cost per paid membership acquisition (in period)	$29	$27	7%
First-year membership renewal rate (in period)	73%	70%	3.0 pts
Average membership renewal rate (in period)	76%	74%	2.0 pts
Participating service providers (end of period)*	54,402	54,240	—%
Total service provider contract value (end of period, in thousands)	$270,841	$249,045	9%
Total service provider contract value backlog (end of period, in thousands)	$162,478	$153,137	6%

Twelve months ended	December 31, 2015	December 31, 2014	Change
Gross paid memberships added (in period)	1,033,222	1,242,485	(17)%
Marketing cost per paid membership acquisition (in period)	$69	$70	(1)%
First-year membership renewal rate (in period)	74%	73%	1.0 pts
Average membership renewal rate (in period)	77%	77%	flat

* We include in participating service providers the total number of service providers under contract for advertising, e-commerce or both at the end of the period.

Market Cohort Analysis

	Pre-2003		2003-2007		Post-2007		Total
	December 31, 2015		December 31, 2015		December 31, 2015		December 31, 2015
	2015	2014	2015	2014	2015	2014	2015	2014
Number of Markets	10	10	35	35	208	208	253	253
Average Revenue/Market	$8,028,688	$7,485,052	$6,190,457	$5,653,860	$225,912	$202,317	$1,359,457	$1,244,338
Average Marketing Expense/Market	$1,082,897	$1,327,562	$1,139,388	$1,388,742	$100,129	$122,617	$282,744	$345,399

Membership Revenue/Paid Member	$25.37	$32.81	$23.41	$29.41	$14.52	$15.92	$21.45	$26.46
Service Provider Revenue/Paid Member	107.12	110.14	101.68	102.16	41.99	41.32	87.06	87.48
Total Revenue/Paid Member	$132.49	$142.95	$125.09	$131.57	$56.51	$57.24	$108.51	$113.94

Total Paid Memberships	635,015	576,980	1,806,226	1,657,882	856,154	806,789	3,297,395	3,041,651
Estimated Penetration Rate*	17%	16%	13%	12%	12%	11%	14%	13%
Annual Membership Growth Rate	10%	23%	9%	23%	6%	22%	8%	22%
Cohort table presents financial and operational data for the twelve months ended December 31, 2015 and 2014.

* Demographic information used in penetration rate calculations is based on third-party studies we commissioned in December 2015 and December 2014. According to these studies, the number of U.S. households in our target demographic was 27 million for each of the periods ended December 31, 2015 and 2014.

Fourth Quarter Results
Revenue
Total revenue for the fourth quarter of 2015 was $86.3 million, an increase of 5% compared to the prior year period, driven by higher service provider revenue, which increased 9% to $69.7 million, offset by a decline in membership revenue of 8% to $16.6 million from a year ago.

The growth in service provider revenue, which includes both advertising and e-commerce revenue, quarter over quarter was largely the result of an 8% increase in service provider revenue per participating service provider as well as a 9% quarter over quarter increase in service provider contract value. These gains were partially offset by the impact on service provider revenue associated with lower average e-commerce take rates on higher unit sales compared to the year ago period.

The decline in membership revenue quarter over quarter is primarily the result of a 15% decrease in membership revenue per paid member attributable to tiered pricing, which has reduced average membership fees across all markets, partially offset by the impact on membership revenue associated with the 8% increase in the total number of paid memberships and a 4% increase in gross paid memberships added over the same time period.

Operating Expenses
Operations and support expense was $12.6 million, representing a $0.7 million decrease from the same period in the prior year, attributable to quarter over quarter reductions in compensation and personnel-related costs and publication expenditures, partially offset by an increase in operations and support outsourced services expenditures over the same time period.

Selling expense was $27.9 million, a decline of $0.8 million quarter over quarter, due to lower headcount and increased efficiency. Total sales personnel declined 11% year over year, resulting in reduced selling compensation and personnel-related costs for commissions, wages and other employee benefits.

Marketing expense was $6.3 million, an increase of $0.8 million period over period, attributable to the planned timing and trajectory of our marketing spend in the current year. We plan our quarterly marketing spend based on expectations of consumer spending and manage to marginal cost per acquisition in doing so.

Product and technology expense was $9.7 million, a decrease of $0.1 million from the year ago period, due to the impact of long-lived asset impairment charges recorded in the fourth quarter of each of the last two years, amounting to $1.8 million and $0.9 million in 2014 and 2015, respectively, partially offset by an increase in technology-related outsourced services associated with the maintenance and support of our legacy technology platform as we prepare to launch and transition to our new technology platform in 2016.

General and administrative expense was $15.0 million, representing an increase of $6.1 million quarter over quarter, driven by increases in compensation and personnel-related costs and professional services fees.

Adjusted EBITDA1
Adjusted EBITDA1 was $19.6 million for the period as compared to adjusted EBITDA1 of $20.9 million in the year-ago period, a decline of $1.3 million.

Cash
Cash provided by operations for the fourth quarter was approximately $5.3 million. At December 31, 2015, the balance of cash, cash equivalents and investments was $56.6 million.

1 Adjusted EBITDA is a non-GAAP financial measure.

Full Year 2015 Results
Revenue
Full year 2015 revenue was $344.1 million, an increase of 9% compared to the prior year, driven by higher service provider revenue, which increased 14% to $276.1 million, offset by a decline in membership revenue of 7% to $68.0 million from the prior year.

The growth in service provider revenue, which includes both advertising and e-commerce revenue, year over year was largely the result of a 14% increase in service provider revenue per participating service provider as well as a 9% year over year increase in service provider contract value. These gains were partially offset by the impact on service provider revenue associated with lower average e-commerce take rates on higher unit sales compared to the prior year.

The decline in membership revenue year over year is primarily the result of a 19% decrease in membership revenue per paid member attributable to tiered pricing, which has reduced average membership fees across all markets, as well as a 17% decrease in gross paid memberships added, partially offset by the 8% increase in the total number of paid memberships over the same time period.

Operating Expenses
Operations and support expense was $56.1 million, representing a $3.3 million increase from the prior year, attributable to year over year increases in publication costs, associated with the circulation of the Angie's List Magazine, and credit card processing fees, attributable to the growing volume of service provider transactions and membership enrollments on our platforms, partially offset by a decrease in operations and support outsourced services expenditures over the same time period.

Selling expense was $117.4 million, an increase of $0.2 million year over year, primarily due to costs we incurred to host a three-day service provider conference in May, partially offset by the impact on selling expense associated with lower headcount and increased efficiency. Total sales personnel declined 11% year over year, resulting in reduced selling compensation and personnel-related costs for commissions, wages and other employee benefits.

Marketing expense was $71.5 million, a decrease of $15.9 million year over year. While we continued to make significant investments in increasing our paid membership base and expanding our market reach via national offline and online advertising, we purposefully reduced our marketing spend in 2015 as compared to 2014 as we focused on the efficiency and effectiveness of our spend while making strategic investments in other areas of the business.

Product and technology expense was $36.7 million, an increase of $2.6 million from the prior year, largely attributable to an increase in technology-related outsourced services associated with the maintenance and support of our legacy technology platform as we prepare to launch and transition to our new technology platform in 2016.

General and administrative expense was $49.2 million, representing an increase of $15.2 million year over year, driven by increases in compensation and personnel-related costs, professional services fees, and costs incurred to identify and hire our President and Chief Executive Officer.

Adjusted EBITDA1
Adjusted EBITDA1 was $28.0 million for the year as compared to adjusted EBITDA1 of $4.2 million in the prior year, an improvement of $23.8 million.

Cash
Cash provided by operations for the year was approximately $26.7 million. At December 31, 2015, the balance of cash, cash equivalents and investments was $56.6 million.

Business Outlook
The Company expects to provide revenue and adjusted EBITDA1 guidance for 2016 and its long-term outlook as part of its Investor Day on March 3, 2016.

1 Adjusted EBITDA is a non-GAAP financial measure.

Angie’s List, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2015	December 31, 2014

	(Unaudited)
Assets
Cash and cash equivalents	$32,599	$39,991
Short-term investments	23,976	24,268
Accounts receivable, net	17,019	15,141
Prepaid expenses and other current assets	19,026	18,120
Total current assets	92,620	97,520
Property, equipment and software, net	77,635	51,264
Goodwill	1,145	1,145
Amortizable intangible assets, net	2,011	2,755
Other assets, noncurrent	1,462	1,854
Total assets	$174,873	$154,538

Liabilities and stockholders’ deficit
Accounts payable	$10,525	$5,490
Accrued liabilities	20,287	23,189
Deferred membership revenue	32,702	33,767
Deferred advertising revenue	48,930	48,399
Current maturities of long-term debt	1,500	—
Total current liabilities	113,944	110,845
Long-term debt, net	57,596	58,854
Deferred membership revenue, noncurrent	3,742	4,744
Deferred advertising revenue, noncurrent	640	669
Other liabilities, noncurrent	1,332	1,600
Total liabilities	177,254	176,712
Stockholders’ deficit:
Common stock	67	67
Additional paid-in-capital	275,445	265,895
Treasury stock	(23,719)	(23,719)
Accumulated deficit	(254,174)	(264,417)
Total stockholders’ deficit	(2,381)	(22,174)
Total liabilities and stockholders’ deficit	$174,873	$154,538

Angie’s List, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

	(Unaudited)		(Unaudited)
Revenue
Membership	$16,565	$18,018	$67,992	$73,113
Service provider	69,690	64,134	276,133	241,898
Total revenue	86,255	82,152	344,125	315,011
Operating expenses
Operations and support	12,598	13,347	56,074	52,760
Selling	27,923	28,698	117,390	117,176
Marketing	6,289	5,477	71,534	87,386
Product and technology	9,684	9,796	36,661	34,039
General and administrative	15,004	8,932	49,208	34,012
Total operating expenses	71,498	66,250	330,867	325,373
Operating income (loss)	14,757	15,902	13,258	(10,362)
Interest expense, net	591	624	2,971	1,203
Loss on debt extinguishment	—	—	—	458
Income (loss) before income taxes	14,166	15,278	10,287	(12,023)
Income tax expense	16	6	44	51
Net income (loss)	$14,150	$15,272	$10,243	$(12,074)

Net income (loss) per common share — basic	$0.24	$0.26	$0.18	$(0.21)
Net income (loss) per common share — diluted	$0.24	$0.26	$0.17	$(0.21)

Weighted-average common shares outstanding — basic	58,532	58,517	58,521	58,510
Weighted-average common shares outstanding — diluted	59,722	58,517	58,783	58,510

Non-cash stock-based compensation expense
Operations and support	$31	$20	$109	$65
Selling	145	105	488	397
Product and technology	253	18	931	856
General and administrative	2,197	1,801	7,347	6,571
Total non-cash stock-based compensation expense	$2,626	$1,944	$8,875	$7,889

Reconciliation of net income (loss) to Adjusted EBITDA
Net income (loss)	$14,150	$15,272	$10,243	$(12,074)
Income tax expense	16	6	44	51
Interest expense, net	591	624	2,971	1,203
Depreciation and amortization	1,611	1,558	6,402	5,576
Non-cash stock-based compensation expense	2,626	1,944	8,875	7,889
Loss on debt extinguishment	—	—	—	458
Litigation settlement adjustment	(272)	(252)	(2,113)	(702)
Non-cash long-lived asset impairment charge	892	1,778	1,578	1,778
Adjusted EBITDA	$19,614	$20,930	$28,000	$4,179

Angie’s List, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

	(Unaudited)		(Unaudited)
Operating activities
Net income (loss)	$14,150	$15,272	$10,243	$(12,074)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,611	1,558	6,402	5,576
Amortization of debt discount, deferred financing fees and bond premium	171	177	697	478
Non-cash stock-based compensation	2,626	1,944	8,875	7,889
Non-cash loss on debt extinguishment	—	—	—	266
Non-cash long-lived asset impairment charge	892	1,778	1,578	1,778
Non-cash loss on disposal of long-lived assets	21	—	300	—
Deferred income taxes	17	11	17	11
Changes in certain assets:
Accounts receivable	(804)	(891)	(1,878)	(2,756)
Prepaid expenses and other current assets	2,142	126	(906)	(4,419)
Changes in certain liabilities:
Accounts payable	(2,579)	(10,498)	5,467	(2,952)
Accrued liabilities	(9,877)	(8,962)	(2,539)	3,691
Deferred advertising revenue	(1)	825	502	9,099
Deferred membership revenue	(3,119)	(4,661)	(2,067)	(1,958)
Net cash provided by (used in) operating activities	5,250	(3,321)	26,691	4,629

Investing activities
Purchases of investments	(10,857)	(13,507)	(24,537)	(26,671)
Sales of investments	11,411	5,960	24,766	23,360
Property, equipment and software	(2,602)	(3,831)	(9,075)	(16,735)
Capitalized website and software development costs	(4,764)	(7,337)	(25,193)	(20,122)
Intangible assets	(119)	(143)	(498)	(984)
Net cash (used in) investing activities	(6,931)	(18,858)	(34,537)	(41,152)

Financing activities
Proceeds from exercise of stock options	675	—	675	501
Principal payments on long-term debt	—	—	—	(15,000)
Proceeds from long-term debt issuance	—	—	—	60,000
Fees paid to lender	—	—	—	(1,210)
Cash paid for financing fees	—	(78)	—	(1,957)
Payment of contingent consideration from acquisition of assets	—	—	—	(500)
Payments on capital lease obligation	(57)	(71)	(221)	(123)
Net cash provided by (used in) financing activities	618	(149)	454	41,711
Net (decrease) increase in cash and cash equivalents	$(1,063)	$(22,328)	$(7,392)	$5,188
Cash and cash equivalents, beginning of period	33,662	62,319	39,991	34,803
Cash and cash equivalents, end of period	$32,599	$39,991	$32,599	$39,991

Conference Call Information
The Company will host a conference call today, February 23, 2016, at approximately 8:30 AM (ET) to discuss the financial results with the investment community. A live audio webcast of the event will be available on the Angie’s List Investor Relations website at http://investor.angieslist.com/.
A live domestic dial-in is available at (877) 380-5664 or (253) 237-1143 internationally. An audio replay will be available at (855) 859-2056 domestically or (404) 537-3406 internationally, using Conference ID 31672542 through February 28, 2016.

About Angie’s List
Angie’s List helps facilitate happy transactions between more than three million consumers nationwide and its collection of highly-rated service providers in 720 categories of service, ranging from home improvement to health care. Built on a foundation of 10 million verified reviews of local service, Angie's List connects consumers directly to its online marketplace of services from member-reviewed providers and offers unique tools and support designed to improve the local service experience for both consumers and service professionals.

Non-GAAP Financial Measures
In addition to providing financial measurements based on generally accepted accounting principles in the United States ("GAAP"), we disclose in this press release financial information that was not prepared in accordance with GAAP. This information includes non-GAAP Adjusted EBITDA, which we define as earnings before interest, income taxes, depreciation, amortization, non-cash stock-based compensation, loss on debt extinguishment, the litigation settlement adjustment and non-cash long-lived asset impairment charges. We use Adjusted EBITDA internally in analyzing our financial results and determined to disclose this measure to investors as we believe it will be useful to them, as a supplement to GAAP measures, in evaluating our operating performance relative to our industry sector and competitors. We believe that the use of Adjusted EBITDA provides additional insight for investors to use in evaluation of ongoing operating results and trends. However, non-GAAP financial measures such as Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. We have significant uses of cash flows, including capital expenditures and other contractual commitments, interest payments and income taxes that are not reflected in Adjusted EBITDA. Adjusted EBITDA does not consider the potentially dilutive impact of issuing non-cash stock-based compensation to our management and other employees. It should also be noted that other companies, including companies in the same industry, may calculate Adjusted EBITDA in a different manner than we do. We provided a reconciliation of the Adjusted EBITDA measure to the most directly comparable GAAP financial measure herein.

Forward-Looking and Cautionary Statements
This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, "will", “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning our estimated and projected earnings, revenues, costs, expenditures, cash flows, growth rates, financial results, our plans and objectives for future operations, changes to our business model, growth initiatives or strategies (including, but not limited to, merger and acquisition activity) or the expected outcome or impact of pending or threatened litigation. There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Risks and uncertainties may affect the accuracy of forward-looking statements.
For a discussion of these factors and other risks and uncertainties that may affect our business or cause actual results to differ materially from those contained in our forward-looking statements, please refer to the filings we make with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
These documents are or will be available online from the SEC or on the SEC Filings section of the Investor Relations section of our website at http://investor.angieslist.com. Information on our website is not part of this release. All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.
Contact:

Investor Relations:	Public Relations:
Leslie Arena	Debra DeCourcy, APR
317-808-4527	317-713-0479
lesliea@angieslist.com	debra.decourcy@angieslist.com